Exhibit (r)(2)

Buttonwood Group Advisors LLC

Code of Ethics

February 13, 2026

Buttonwood group advisors LLC

CODE OF ETHICS

table of contents

Definitions			1

I.	INTRODUCTION		4
	a.	Firm Background	4
	B.	Use and Distribution of the Code of Ethics	4
	C.	Code of Ethics Employee Acknowledgements	5
	D.	Reporting Violations / Whistleblower Policy	5

II.	BUSINESS CONDUCT AND ethical principles		7
	A.	General Ethical Principles and Professional Standards	7
	B.	Communications with Clients, Investors and Counterparties	9
	C.	Treatment of Corporate Assets	9
	D.	Fair Competition	10
	E.	Limits to Authority	10
	F.	Dispensing Information	10
	G.	Foreign Corrupt Practices Act and Bribery	10
	H.	Confidentiality	11

III.	conflicts of interest policies		11
	A.	Conflicts of Interest Policy Statement	11
	B.	Identification and Resolution of Potential Conflicts of Interest for Specified Transactions	13
	C.	Other Potential Conflicts of Interest and Reviews	14
	D.	Outside Business Activities	15
	E.	Gifts and Entertainment	15
	F.	Political Contributions	17

iv.	personal trading policies and reporting		21
	A.	Reporting of Personal Securities Transactions and Holdings	21
	B.	Personal Trading Policy	24
	C.	Pre-Clearance of Private Securities Transactions (Private Placements) and IPOs	24
	D.	Restricted List Policy	24
	E.	Persons Serving as Board Directors or Officers / Outside Directors	26

V.	policy to prevent the misuse of non-public or inside information		27
	A.	Insider Trading Defined	27
	B.	Penalties for Insider Trading	28
	C.	Policies and Procedures to Prevent Insider Trading	29

VI.	code of ethics ADMINISTRATION, TRAINING AND REVIEWS		29
	A.	Administration of the Code and Monitoring	29
	B.	Code of Ethics Training	30
	C.	Annual Reviews	30

APPENDICES

Appendix A – Buttonwood Group Advisors LLC Code of Ethics Employee Acknowledgement Form

Appendix B - Initial Holdings Report

Appendix C - Annual Holdings Report

Appendix D – Quarterly Report on Personal Securities Transactions

Definitions

“Access Person” means any employee (i) who has access to non-public information regarding any Client purchase or sale of securities or non-public information regarding the portfolio holdings of any Client*, or (ii) who is involved in making securities recommendations for the Advisory Client, or who has access to such recommendations that are non-public. Buttonwood Group Advisors LLC (“BGA”) has taken the position that all employees are treated as Access Persons regardless of their job duties or status.

Access Persons also include Household Members of an Access Person’s immediate family (spouse, child, or parents) who live in the same household and any person with an investment account over which an Access Person has investment control or discretion.

“Beneficial Interest” or “Beneficial Ownership” means ownership, directly or indirectly and in full or in part, through any contract, arrangement, understanding, relationship or otherwise, of a direct or indirect pecuniary interest in securities. The definition of “beneficial ownership” may be complex, and if you have any question whether you have a beneficial interest in a security, please consult with the Chief Compliance Officer. Beneficial Interest or Beneficial Ownership also includes:

➢	ownership of securities as a trustee where either the employee or members of his/her immediate family have a personal stake in the principal or income of the trust.

➢	ownership of a vested beneficial interest in trust.

➢	an employee’s status as a settlor of a trust unless the consent of all the beneficiaries is required for the employee to revoke the trust.

➢	a non-public entity (partnership, corporation or otherwise) of which an Access Person has a “controlling” interest, as generally defined by securities laws (i.e., the power to exercise a controlling interest in the management or policies of the entity or beneficial ownership of more than 25% of the voting securities of such entity).

“Client(s)” - An entity that has contracted with BGA for the provision of discretionary or nondiscretionary investment management services. For the purposes of this Code, a “Client” is a registered investment company (“RIC”) and/or a Private Fund.

“Closed-End Fund” - type of fund that has a fixed number of shares usually listed on a major stock exchange. Unlike open-ended mutual funds that are not reportable securities, closed-end funds do not issue and redeem shares on a continuous basis and are not reportable securities under this Code.

* An employee or other person could be deemed an “Access Person” by virtue of having electronic systems access to BGA’s protected files containing Client purchase or sale of securities or investments or non-public information regarding portfolio holdings for any Client.

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ComplianceAlpha (“CAlpha”) - A web-based application used by Access Persons to submit all necessary forms/reports under the requirements of this Code. Access Persons must, whenever possible, use CAlpha to comply with the reporting requirements of this Code. However, in cases where an Access Person does not have access to the system, the Access Person must receive approval from the Compliance Department prior to submitting any required forms/reports manually.

“Exempt Security” means:

➢	Direct obligations of the United States Government and securities issued by United States Government agencies.

➢	Shares issued by open-ended registered investment companies, commonly known as mutual funds, including money market funds (excluding exchange-traded funds), or shares issued by unit investment trusts that invest exclusively in such mutual funds.

➢	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.

➢	Securities purchased or sold in any account on which an Access Person has no direct or indirect influence or control where an Access Person has no beneficial ownership.

➢	Securities acquired as part of an automatic dividend reinvestment plan.

“Private Fund(s)” - Commingled private pooled investment vehicles advised or sub-advised by BGA that are onshore and offshore pooled investment vehicles that are not registered under the Securities Act or the Investment Company Act of 1940 respectively and are offered exclusively to US and offshore investors satisfying the applicable eligibility requirements either in private placement transactions within the United States or in offshore transactions, and the Private Funds are excepted from the definition of an “investment company” under Section 3(c)(7) of the 1940 Act.

“Household Member” - A member of an Access Person’s immediate family and/or legal dependent that shares the same residence as the Access Person.

“Pecuniary Interest” - The opportunity to profit directly or indirectly or share in any profit derived from a transaction in a security.

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“Related Security” - Any instrument related in value to that Security, including, but not limited to, any option or warrant to purchase or sell that Security, and any Security convertible into or exchangeable for the Security.

“Reportable Securities” - Means all Securities, except Exempt Securities that are Non-Reportable Securities, in which an Access Person has Beneficial Interest.

“RIC” - a regulated investment company registered with the SEC under the Investment Company Act of 1940 (“40 Act”).

“Supervised Person”: A “Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. The Chief Compliance Officer shall make the final determination as to which of these are considered Supervised Persons.

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I.	INTRODUCTION

A.	Firm Background

Buttonwood Group Advisors LLC (“BGA” or the “Firm”) was established in 2012 in Delaware as a limited liability company, with its principal place of business at 1000 RXR, Uniondale, New York. BGA is a newly U.S. Securities and Exchange Commission (“SEC”) registered investment adviser (“RIA”) that provides discretionary investment management services to privately and potentially publicly offered pooled investment funds that are comprised of an expected regulated investment company (“RIC”) and private investment funds (“Private Funds”), (collectively “Clients”). The RIC intends to be registered with the SEC under the Investment Company Act of 1940 (“40 Act”). The Private Funds are privately offered investment vehicles that are exempt from registration under the Securities Act of 1933. The Funds are also exempt from registration under the Investment Company Act of 1940 pursuant to Section 3(c))1) or 3(c)(7). The Private Funds are institutional vehicles whose investor base is limited to qualified investors who meet the definition of an “accredited investor” under Rule 501 of Regulation D of the Securities Act. BGA affiliates serve as managing members of each Fund.

The Private Funds are managed by Buttonwood Titan Management LLC, Buttonwood Select Opportunities Management Associates LLC and Buttonwood Prime Properties Management LLC (the “Managers”), which are responsible for the administration of the Private Funds. BGA is controlled and majority owned by Mr. Joseph A. Alagna, Jr., through an entity BG Bluefin LLC, and by Mr. Stephan A. Stein. There are additional minority owners of Buttonwood. Messrs. Alagna and Stein control BGA and the Managers.

BGA advises investments in primarily mid-or late-stage pre-IPO technology and service companies with private market capitalizations of at least $250 million but typically $1 billion or more, though Clients may invest in earlier stage growth companies (the “Issuer(s)”). The Clients invest in securities of issuers from a variety of sources, including existing shareholders (so-called “secondary market transactions”) and directly from issuers in private placement transactions.

B.	Use and Distribution of the Code of Ethics

BGA has adopted the policies and procedures set forth in this Code of Ethics (the “Code” or “Code of Ethics”) which governs the activities of all employees and / or other persons who provide investment advice on behalf of BGA and are subject to the supervision and control of BGA (collectively, “Supervised Persons”).†

† Investment Advisers Act of 1940 (“Advisers Act”) Rule 204A-1 requires each investment adviser registered with the SEC under the Act to establish, maintain and enforce a written code of ethics that sets forth standards of business conduct for the adviser’s personnel and imposes certain reporting and other compliance requirements on such personnel.

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This Code is designed to guide Supervised Persons in making business decisions and comply with the SEC and other regulations as applicable. The Code also provides guidance in the way Supervised Persons, including Access Persons, should conduct personal dealings on behalf of BGA, Clients, investors, and fellow Supervised Persons. However, the Code does not cover all situations that may arise while conducting business on behalf of BGA. Supervised Persons must communicate with their supervisors or the Chief Compliance Officer whenever a potential ethical issue arises. The Code serves as a supplement to other BGA Compliance Policies and Procedures.‡ Supervised Persons are expected to familiarize themselves and comply with these other policies, as well as with the Code.

C.	Code of Ethics Employee Acknowledgements

It is important that each Supervised Person support BGA’s values and business practices by understanding and adhering to this Code. BGA will provide a copy of the Code, along with any amendments hereto, to all Supervised Persons subject to this Code. Initially, for every new Supervised Person and on an annual basis all Supervised Persons are required to sign a “Code of Ethics Employee Acknowledgement Form” attached to this Code as Appendix A indicating that he/she has read, understands the Code, and will adhere to its policies.

D.	Reporting of Violations / Whistleblower Policy§

Any Supervised Person subject to this Code who becomes aware of any violation or suspected violation of this Code, or other BGA’s Compliance Policies and Procedures has a duty to promptly report such violations or suspected violations to the Chief Compliance Officer. Violations may also be reported anonymously. To the extent any investigation is necessitated, BGA will endeavor to keep the proceedings and the identity of the Supervised Person confidential, except to the extent disclosure is required by law, regulation or court order or is necessary to permit a complete investigation of such report. The Chief Compliance Officer will strive to maintain the integrity and confidentiality of all compliance-related communications. However, in certain circumstances, the identity of the Supervised Person reporting the issue may become known or may need to be revealed, particularly if federal or state enforcement authorities become involved in the investigation. BGA cannot guarantee confidentiality, particularly when material evidence of a violation of the law is disclosed or if the Supervised Person is identified during the normal course of an investigation.

‡ BGA has adopted this Code of Ethics and other compliance policies and procedure documents as listed in the “Buttonwood Group Advisors LLC Compliance Policies and Procedures Manual” (collectively “BGA Compliance Policies and Procedures”) that are reasonably designed to comply with Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”) and other applicable regulations and industry best practices.

§ This policy does not constitute a contract of any kind, nor does it limit the Firm’s right to take disciplinary action in other circumstances. Employment at the Firm is “at will” and may be terminated at any time by the Firm or the employee/personnel, with or without any previous notice, unless a formal written agreement between the Firm and the employee/personnel provides otherwise.

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A Supervised Person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of BGA’s Compliance Policies and Procedures including this Code. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

The Chief Compliance Officer shall promptly report to a member of senior management all apparent material violations; and, together with senior management, take any necessary steps, including consulting with outside legal counsel in addressing the violation. When the Chief Compliance Officer finds that a violation, otherwise reportable to senior management, will not result in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, subject to any investigation, he, in his or her discretion, will make note of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

As an investment adviser to an expected RIC, if the Chief Compliance Officer determines that a material violation of this Code of Ethics has occurred, the Chief Compliance Officer will promptly report the violation, and any associated action(s), to the Registered Fund’s Board of Directors, CCO or Trustees, pursuant to Rule 17j-1.

Any Supervised Person who in good faith (a) reports a suspected violation, or by BGA or its agents acting on its behalf, or (b) raises issues or concerns regarding BGA’s business or operations to the Chief Compliance Officer, to any other Supervised Person or BGA management, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, issue or concern, regardless of whether the suspected violation, issue or concern involves the Supervised Person, his or her supervisor or senior management of BGA.

SEC regulations prohibit any person from taking any action to impede an individual from communicating directly with the SEC staff about a securities law violation, including enforcing, or threatening to enforce, a confidentiality agreement with respect to such communications. In addition, the SEC’s rules authorize the SEC staff to communicate directly with whistleblowers who are directors, officers, members, agents, or employees of a company, without first seeking consent of the company’s counsel.** This policy is also intended to encourage and enable Supervised Persons and other personnel to raise concerns within BGA for investigation and appropriate action. With this goal in mind, no Supervised Person, or other personnel of BGA who, in good faith, reports a concern shall be subject to retaliation or adverse employment consequences.

** Section 922 of the Dodd-Frank Act established a whistleblower program at the SEC that offers rewards to all qualified “whistleblowers” who voluntarily provide original information to the SEC that leads to the successful enforcement of an action or related action in any judicial or administrative action brought by the SEC under the Federal Securities Laws that results in monetary sanctions of more than $1 million. The whistleblower is entitled to between 10% and 30% of collected monetary sanctions. The Dodd-Frank Act also expanded existing protections for whistleblowers by providing to whistleblowers who report to the SEC a private right of action against employers that retaliate against the employee. The Dodd-Frank Act also prohibits any form of retaliation by an employer against a whistleblower because of any lawful act done by the whistleblower in providing information to the SEC in accordance with the statute.

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II.	BUSINESS CONDUCT AND ETHICAL PRINCIPLES

A.	General Ethical Principles and Professional Standards

BGA strongly believes that its continued success depends upon BGA maintaining its reputation for integrity, quality, and professionalism. BGA recognizes that it has a fiduciary duty to its Clients. Acting as a fiduciary requires that BGA Supervised Persons, consistent with their other regulatory obligations, act solely in the Clients’ best interests and in the interest of all investors when providing investment advice and engaging in other activities on behalf of Clients. As such, it is the policy of BGA to act in the best interest of Clients and on the principles of full disclosure, good faith, and fair dealing. BGA and its Supervised Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

•	Supervised Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations.

•	BGA must have a reasonable basis for the investment advice and decisions it makes for Clients and must ensure that its investment decisions are consistent with the Client’s investment objectives, policies and disclosures to Clients including each Client’s Directors, Board as applicable and to its investors.

•	BGA and its Supervised Persons must refrain from entering transactions, including personal securities transactions, which are inconsistent with the interests of Clients including investors and must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Clients and in cooperation with the Chief Compliance Officer. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of BGA’s fiduciary duties.

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•	BGA should not take inappropriate advantage of their positions and may not, directly, or indirectly, use BGA or others as an opportunity for personal gain.

•	Supervised Persons must be loyal to their Clients and place the interests of its Clients and their investors above their own and must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve BGA and/or its Supervised Persons on one hand and Clients on the other hand may be fully disclosed and/or resolved in a way that favors the interests of the Clients over the interests of the Firm and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly notify the Chief Compliance Officer.

•	No Supervised Person may serve on the board of directors of any publicly traded company without prior written permission from the Chief Compliance Officer.

•	Supervised Persons are prohibited from accepting compensation for services from outside sources without the prior written approval of the Chief Compliance Officer and the Managing Member.

•	Supervised Persons are subject to Insider Trading Policies under this Code to detect and prevent the misuse of material nonpublic information.

•	Supervised Persons must be completely candid with all other Supervised Persons in business matters so that decisions will be reasonable and based upon all relevant facts.

•	Supervised Persons must treat recommendations and actions of the Firm as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in Client portfolios and other nonpublic information, except to bona fide service providers, or regulators in the ordinary course of business. The Privacy Policy applies to Clients where BGA retain US domiciled investors personally identifiable information subject to US regulations. The Privacy Policy is included in the Compliance Manual.

In addition to these principles, all Supervised Persons are required to comply with the provisions of the federal securities laws which prohibit, among other things, the following practices:

•	To employ any device, scheme, or artifice to defraud the Funds (Section 206(1) of the Investment Advisers Act of 1940 (the “Advisers Act”)).

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•	To engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any Fund (Section 206(2) of the Advisers Act).

•	To act as a principal for its own account, knowingly to sell any security to or purchase any security from a Client, or when acting as broker for a person other than the Client, knowingly to effect any sale or purchase of any security for the account of a Client without disclosing to the Client in writing before the completion of such transaction the capacity in which he or she is acting and to obtain the consent of the Client to such transaction (Section 206(3) of the Advisers Act);

•	To engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative (Section 206(4) of the Advisers Act).

•	To make any false or misleading statements to Clients including prospective or actual investors in the Private Funds or otherwise defraud those investors (Rule 206(4)-8 under the Advisers Act).

•	"Front-running" (i.e., purchasing or selling a security for a personal account or an BGA or affiliate account prior to its purchase for a Client).

•	Misrepresenting pricing methodology and/or deliberately mispriced or valuating Client holdings.

•	Favoring certain Clients in which BGA has an enhanced financial incentive when allocating investment opportunities or other matters; or,

•	Appropriate investment opportunities for BGA, its affiliates or Supervised Persons, that properly should be made available to its Clients.

B.	Communications with Client, Investors and Counterparties

All communications with Clients, investors and counterparties, whether verbal or written, must convey information clearly and fairly. Supervised Persons must comply with the Firm’s communications policies and procedures. Exaggerated, unwarranted or misleading statements or claims are prohibited.

C.	Treatment of Corporate Assets

All information, products and services connected to or generated by BGA or Clients as a business are considered corporate assets to which BGA or the Client has ownership rights. Corporate property utilized or developed by Supervised Persons, including files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, Client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively BGAs’ property. Supervised Persons are expected to protect BGA ownership or property including all information, products, and services and to return all information to BGA at the termination of their engagement or employment.

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Further, Supervised Persons are prohibited from misusing BGA corporate assets including use of assets for a non-business purpose, theft, inflation of expenses, while involved with the Firm and from misusing or removing those assets from the premises upon leaving the firm.

D.	Fair Competition

BGA is confident that the quality of its investments, services and personnel will ensure its continued success in the competitive marketplace. Competition should be fair and open. Supervised Persons are not permitted to obtain information about a competitor through deception, nor should Supervised Persons make disparaging remarks about competitors.

E.	Limits to Authority

Supervised Persons are not permitted to sign any document on behalf of BGA or in any way represent or exercise authority on behalf of BGA unless specifically authorized to do so in writing by their manager or by written policy. Supervised Persons should be aware of the limits of their authority and should not take any action which exceeds their limitations.

F.	Dispensing Information

Supervised Persons must obtain prior written approval from the Chief Compliance Officer before dispensing any reports, recommendations or other information concerning securities holdings or securities transactions for Clients to anyone, other than the Clients themselves. No approval is needed if such people have a business need for this information as a part of their normal duties and activities. Access Persons may disclose this information if: (1) there is a public report containing the same information; (2) the information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between BGA and a Client; or (3) the information is reported to directors or trustees of a Client or to an administrator or other fiduciary of a Client and if these persons receive the information in the course of carrying out their fiduciary duties.

G.	Foreign Corrupt Practices Act and Bribery

Under certain laws and BGA policy, BGA and its Supervised Persons may not corruptly pay, offer to pay, or authorize a payment of any money or any other thing of value to an official of a U.S. or non-U.S. local, state or federal government or an agency of a U.S. or non-U.S. local, state or federal government, government-controlled company, sovereign wealth fund or government owned investment fund.††

†† “Corruptly” means where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for BGA. Offering or making any such remuneration or consideration to any of the individuals or entities listed above is prohibited.

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Under the Foreign Corrupt Practices Act of 1977 (“FCPA”), BGA and its Supervised Persons are required to comply with all applicable anti-bribery laws, regulations and guidelines issued by the government and/or self-regulatory organizations in the countries in which it operates or invests. A violation of the FCPA occurs when a payment is made to a non-U.S. government official while “knowing” that the payment will be used to unlawfully get or keep business or direct business to anyone else. Under the FCPA, “knowing” includes situations where the circumstances make it obvious that an illegal payment will occur, even if the applicable person did not actually know the payment would be made. Likewise, many countries in which BGA may operate or invest are signatories to the Organization of Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. BGA prohibits any of its Supervised Persons from making any corrupt payment to improperly obtain or retain business anywhere in the world.

All Supervised Persons must immediately report all invitations to accept or pay a bribe or any proposal or suggestion of a similar illegal nature to their immediate manager and to the Chief Compliance Officer. Non-disclosure of even a rejected proposal of bribery or graft is grounds for disciplinary action.

H.	Confidentiality

All Confidential Information collected pursuant to this Code will be treated confidentially except to the extent required to be disclosed by law.

III.	CONFLICTS OF INTEREST POLICIES

A.	Conflicts of Interest Policy Statement

BGA and all Supervised Persons should avoid establishing monetary interests or outside affiliations which may create a conflict, or even the appearance of a conflict, between BGA or a Supervised Persons’ personal interest and the interests of Clients, or the investors in the Funds. A potential conflict of interest exists whenever a BGA member or other Supervised Persons has a direct financial or other personal interest in any transaction or proposed transaction involving BGA or any of its Clients. A conflict of interest may also exist where the member or other Supervised Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the member or other Supervised Person has a friendship or other personal relationship.

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In certain instances, BGA’s relationship with a Client may require BGA to place the Client’s interest above its interests. If a Supervised Person becomes aware of a situation where BGA’s pursuit of its own interests in a transaction may conflict, or appear in conflict, with its obligations to a Client, he or she should bring the situation to the immediate attention of the Chief Compliance Officer. Supervised Persons may not use knowledge of a pending or currently considered securities transaction for a Client to profit personally, directly, or indirectly, as a result.

The SEC indicated in its adopting Release No. 2204 that each investment adviser, in designing its policies and procedures, should first identify conflicts and other compliance factors creating risk exposure for the firm and its Clients considering the firm's operations and then design policies and procedures that address those risks. BGA’s conflicts of interest policies and procedures are designed to identify, address and document potential conflicts of interest to which it, as well as its Clients and investors, are exposed. Examples of potential conflicts of interest include, but not limited to, the following:

•	BGA or its Supervised Persons hold a separate investment of those Client portfolio investments and holdings.

•	BGA or its Supervised Persons receive compensation or other financial benefits (such as discounts on products and services) from a portfolio company including affiliates and issuer of securities owned by the Clients or investors.

•	BGA invests in a portfolio company on behalf of its Client that is owned by another Client.

•	BGA or Supervised Persons engage in outside business activities with a portfolio company or investors.

•	BGA or its Supervised Persons lend money to its Clients or investors.

•	BGA or an affiliate (including Supervised Persons are affiliates) makes loans, conducts transactions or is a service provider to Clients or investors.

•	Supervised Persons serve on the board or an advisory committee or similar role of a private or public company invested by a Client.

•	A company affiliated with a portfolio company is owned by or affiliated with a current or prospective investor, with BGA, or with a Supervised Person of BGA.

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•	A third-party investor of a Client (or entity related to such investor) provides products or services to BGA or other Clients.

•	Where discrepancies exist with respect to the treatment and rights of a Private Fund's investors.

•	A conflict may exist with respect to the allocation of investment opportunities to Clients.

•	Another investment adviser or broker dealer may employ Supervised Persons (and/or their immediate family members).

•	Supervised Persons (and/or their immediate family members) may work at a company with which BGA conducts, or seeks to conduct, business.

•	Management fees paid by certain Clients are higher than those paid by other Clients for the same investment advisory services, leading to a tendency to favor its Clients who pay higher management or performance fees.

•	Client transactions with BGA affiliates

B.	Identification and Resolution of Potential Conflicts of Interests for Specified Transactions

As certain conflicts of interest may have a direct impact to Clients and/or investors, BGA’s conflicts of interest policy allows for BGA to identify and address certain Client transactions or activities for potential conflicts of interest prior to the execution of the transactions or activity. Supervised Persons are required to notify the Chief Compliance Officer prior to engaging in any of the following transactions or activities:

•	BGA is funding the purchases or sales of portfolio investments by Clients.
•	Loaning money to Clients or investors.
•	Hiring service providers on behalf of BGA or Clients.
•	Any proposed cross transaction between Clients.
•	Any principal transaction between two Clients or any BGA affiliated principal account where there is a 25% ownership interest by one or more Clients or BGA affiliates including employee personal investments.
•	Any transaction that will directly involve investors outside of a Client relationship.
•	Any transaction with portfolio companies invested by Clients outside of an investment relationship.
•	Any Client transaction involving affiliates.

For the purposes of this policy, the hiring of service providers by BGA that consists of banks, attorneys, compliance consultants, accountants, and auditors, unless the service provider is an affiliate of BGA, is excluded from this policy.

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C.	Other Potential Conflicts of Interests and Reviews

There could be other transactions or activities that could present a potential conflict of interest and are not recognized in this policy that should also be brought to the attention of the Chief Compliance Officer. All Supervised Persons are encouraged to consult with the Chief Compliance Officer if the Supervised Person is unsure whether a transaction or activity could present a potential conflict. This Code also addresses certain other potential conflicts of interests with separate policies associated with a Supervised or Access Persons’ personal investments, outside business activities, gifts and entertainment and political contributions.

Use of Initial and Annual Conflicts Questionnaires

Initially for new employees (and other Supervised Persons who are not employees as determined by the Chief compliance Officer), must complete a Supervised Person Conflicts Questionnaire <via email or CAlpha> and sent to the Chief Compliance Officer for review. The questionnaire will include many of the potential conflict scenarios as described in this policy.

Conflicts Reviews

Once a potential conflict of interest is recognized, the Chief Compliance Officer will review and determine whether a conflict of interest exists and may call on other BGA senior representatives to participate in discussions who are most knowledgeable of the transactions and activities. The Chief Compliance Officer, with assistance from other senior representatives in identifying and articulating conflicts of interest, will address those conflicts of interest in the accordance with, but not limited to, the following:

•	All consideration of actions to be taken to mitigate conflicts of interest(s).
•	Whether additional consents from Clients on behalf of Clients or the investors, are required relating to a conflict of interest.
•	Whether prior consent from a Private Fund representative as investors or others as disclosed in the Private Funds’ governing documents, if applicable, are required relating to a conflict of interest.
•	Whether any additional disclosures are required to be sent to Clients on behalf of Clients or the investors, if applicable.
•	Whether additional disclosures are needed in Form ADV Part 2A.
•	The engagement of external legal counsel to assist with the conflicts of interest reviews.

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Procedures for Documenting Potential Conflicts of Interests

The Chief Compliance Officer will update a Conflicts of Interest Inventory Register for the evaluation of conflicts of interest and resolution that will also be kept in a compliance file.

D.	Outside Business Activities

Any employment or other outside business activity (“OBA”) by a Supervised Person may result in potential conflicts of interest for the Supervised Person or for the Firm. An OBA may include, but not limited to, the following:

•	Service as an employee, consultant, board member, partner, officer, director, owner or trustee of an organization or legal entity that is not an affiliate of BGA subject to the exemptions below.

•	Taking an active role in providing advice or making investment decisions on behalf of a person or an entity.

•	Active involvement in any investment related activities such as local businesses, real estate investments, or family businesses.

•	Active involvement in any other business or activity including ongoing part-time, evening or weekend employment for compensation.

Supervised Persons must submit written pre-clearance (via email or CAlpha) to a Principal officer and the Chief Compliance Officer for any of the above OBA before undertaking any such activity so that a determination can be made that the activities do not interfere with any of the Supervised Person’s responsibilities with BGA and so that any conflicts of interest with respect to such activities may be addressed.

E.	Gifts and Entertainment

Modest gifts and appropriate entertainment can help strengthen business relationships, but these business courtesies, whether given or received by BGA Supervised Persons, must never improperly influence business decisions or bring about the improper performance of a relevant function or activity. In all matters related to gifts or entertainment, it is the responsibility of the Supervised Person to exercise good judgment.

Offering and/or accepting gifts and entertainment to and from is appropriate provided there is a business purpose, the expense incurred is ordinary and necessary, and the gift or entertainment falls within this Code and all relevant laws and regulations. Particular care must be taken when providing gifts and entertainment to officials or employees of governments or governments owned or controlled enterprises or other officials who hold legislative, administrative, or judicial positions. When providing gifts or entertainment to government officials or employees of government-owned or controlled enterprises, Supervised Persons are required to abide by local law and the Firm’s anti-corruption policies.

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Giving of Gifts

Supervised Persons are prohibited from giving gifts that may appear lavish or excessive and must receive written approval from the Chief Compliance Officer <via an email or CAlpha> prior to giving a gift valued in excess of $100 to any Client, prospect, individual, or entity with whom the Firm does, or is seeking to do, business. Supervised Persons are prohibited from giving a cash payment of any kind or a gift of more than nominal value to a person for soliciting or referring Clients or potential clients.

Receiving Gifts

On occasion, Supervised Persons may be offered, or may receive without notice, gifts from Clients, brokers, vendors, or other persons. Supervised Persons are prohibited from accepting gifts that may appear lavish or excessive and must promptly report <via email or CAlpha> the receipt of gifts valued in excess of $100 to the Chief Compliance Officer. Gifts such as gift baskets or lunches delivered to the Firm’s offices, which are received on behalf of BGA, do not require reporting.

If you are offered a gift that does not meet the above criteria, politely decline the gift. If declining a gift is offensive or hurts a business relationship, accept the gift on behalf of BGA and work with the Chief Compliance Officer to determine the appropriate disposition of the gift.

Entertainment Given

Supervised Persons are prohibited from giving entertainment that may appear lavish or excessive and must receive written approval <via email or CAlpha> from the Chief Compliance Officer prior to giving entertainment valued in excess of $100 to any client, prospect, individual, or entity with whom the Company does, or is seeking to do, business.

Travel, including flights, hotels, and lavish destinations, should not be given to prospective or existing Clients unless under extraordinary circumstances and the Chief Compliance Officer should be consulted prior to extending travel accommodations to a Client.

Entertainment Received

Supervised Persons are prohibited from accepting entertainment that may appear lavish or excessive and must promptly report <via email or CAlpha> the receipt of entertainment valued in excess of $100.  Entertainment includes but not limited to meals, cocktails, outings (e.g., golf, theater tickets, concerts, sporting events) and holiday parties when the third-party provider is in attendance.

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Restrictions on Gifts and Entertainment Related to ERISA Fiduciaries

Giving extravagant gifts or entertainment to the fiduciary of an account can be construed as an inducement to such fiduciary to allocate Client assets on a basis other than the suitability of the manager. Further, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and state laws (with respect to state plans) prohibit such gifts. In any case, no gifts or entertainment of any value should be given with respect to any vendor, ERISA benefit plan investor or state or municipal pension plan without prior approval of the Chief Compliance Officer.

Restrictions on Gifts and Entertainment Related to Foreign Public Officials

BGA is also subject to the laws of other countries. Almost all countries have laws prohibiting corruption of their own government officials, and many countries have laws criminalizing corruption of other countries’ officials. For example, the anti-corruption statutes of the United Kingdom (UK) criminalize corruptly giving or offering payment or other advantages to foreign public officials, such as U.S. officials. It is BGA’s policy to comply fully with the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act and similar anti-corruption laws of other nations that make it unlawful for companies, their subsidiaries, and their employees or agents to bribe anyone for the purpose of obtaining or retaining business or securing an unfair business advantage.

BGA or its Supervised Persons are not, under any circumstances, permitted to make a payment or give other benefits to any foreign public official with the corrupt intent of obtaining or retaining business or a business advantage for BGA or with the intent to influence the recipient to act improperly or inconsistently with their lawful duties. In any case, no gifts or entertainment of any value should be given with respect to any foreign public official without prior approval of the Chief Compliance Officer.

F.	Political Contributions

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an investment adviser’s ability to manage assets and provide other services to government-related clients.

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Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services

The Pay-to-Play Rule applies equally to:

•	Investment advisers that provide advisory services to a Government Entity ; and

•	Investment advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a Government Entity.

Definitions

"Covered Associate" means any general partner, managing member, executive officer or other individual with a similar status or function and any employee (and his or her supervisor) whose job duties include the solicitation of any Government Entity on behalf of the Firm or any affiliate. Covered Associate shall also include any consultant or other independent contractor hired by the Firm or an affiliate who solicits a Government Entity on behalf of the Firm or any affiliate or supervises any Person who performs such activities. The determination of whether a person is a Covered Associate shall be made by the Chief Compliance Officer. Compliance.

"Covered Associate Affiliate" means, as to any Covered Associate, any Person that is directly or indirectly controlled by, or primarily for the benefit of, such Covered Associate, including but not limited to any political action committee ("PAC") under direct or indirect control of such Covered Associate.

"Permitted Contribution" means any Payment or Payments by a Covered Associate that is a natural person to a Public Official of the State(s) (or subdivisions thereof) where the Covered Associate is entitled to vote and that, in the aggregate, do not exceed $350 per election to any Public Official for whom the Covered Associate is entitled to vote or that do not exceed $150 per election to any Public Official for whom the Covered Associate is not entitled to vote.

"Public Official" means (i) any individual who is, at the time any Payment is made (or coordination or solicitation of Payments by others occurs), an incumbent, candidate or successful candidate for elective office of a Government Entity; (ii) any individual who is a candidate or successful candidate for federal elective office (President, Vice President, Senator or Member of Congress) if such individual, at the time any Payment is made (or coordination or solicitation of Payments by others occurs) holds an elected or appointed office of a Government Entity; (iii) any Person known to be providing assistance with respect to the candidacy of any of the foregoing, including, but not limited to, any PAC, any inauguration or transition committee, and a local or state political party; and (iv) a foundation or other charitable institution known to be closely associated with any of the foregoing.

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Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of advisory services compensation from a Government Entity for two years following a contribution to any official of a Government Entity. This prohibition also applies to “Covered Associates” of the investment adviser. A “Covered Associate” of an investment adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function.

•	Any Supervised Person that solicits a Government Entity for BGA, as well as any direct or indirect supervisor of that Supervised Person; and

•	Any political action committee controlled by BGA or by any person that meets the definition of a “Covered Associate.”

There is an exception available for contributions from individuals of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for BGA with 50 or fewer Supervised Persons. BGA cannot rely on the exception for returned contributions more than once for any particular Supervised Person, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became Covered Associates of BGA. For Covered Associates who are not involved in soliciting clients the look-back period is six months instead of two years.

Restrictions on Payments for the Solicitation of Clients

The Pay-to-Play Rule prohibits the compensation of any person to solicit a Government Entity unless the solicitor is an officer or Supervised Person of BGA, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer. BGA will be ineligible to receive compensation for soliciting Government Entities if BGA or its Covered Associates made, coordinated, or solicited contributions or payments to the Government Entity during the prior two years.

Additional Prohibitions

BGA and its Covered Associates are prohibited from doing anything indirectly which, if done directly, would violate Rule 206(4)-5. This includes coordinating or soliciting any person to make a contribution or payment to an official of the Government Entity, or a related local or state political party.

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Recordkeeping Obligations

Paragraph (a)(18) of Rule 204-2 imposes recordkeeping requirements on BGA to Clients or investors that fall within Rule 206(4)-5’s definition of a “Government Entity”. BGA must keep records showing political contributions by “Covered Associates” and a listing of all “Government Entity” Clients.

Guidance Regarding Bona-Fide Charitable Contributions

In Political Contributions by Certain Investment Advisers, Advisers Act Release No. 3043 (July 1, 2010) the SEC indicated that charitable donations to legitimate not-for-profit organizations, even at the request of an official of a Government Entity, would not implicate Rule 206(4)-5.

Reporting and Pre-Clearance of Political Contributions

This policy applies to any political contribution made directly or indirectly by BGA (or any affiliate thereof) or any “Covered Associate” of the Firm to an “official of a Government Entity”. If BGA or a “Covered Associate” is considering making a political contribution to any state or local Government Entity, official, candidate, political party, or political action committee, the potential contributor must obtain pre-clearance <via email or CAlpha> from the Chief Compliance Officer in advance of making the contribution.

Supervised Persons may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office and the contributions are not earmarked or known to be provided for the benefit of a particular “official of a Government Entity”.‡‡ Supervised Persons should consult with the Chief Compliance Officer if there is a question about the propriety of a potential contribution.

Payments to Third Parties

BGA and its Supervised Persons shall not pay a third party, such as a solicitor or placement agent, to solicit Government Entity clients on behalf of the Firm, unless that third party is an executive officer, general partner, managing member (or similar status) or employee of the Firm, or an SEC-registered investment adviser in compliance with Rule 206(4)-5.

‡‡ An “official of a Government Entity” means any person (including any election committee for the person) who was at the time of the contribution an incumbent, candidate or successful candidate for elective office of any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a Government Entity; and (iv) officers, agents or Associated Persons of the state or political subdivision or agency.

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Public Office

Supervised Persons must obtain written pre-approval from the Chief Compliance Officer prior to running for any public office. Supervised Persons may not hold a public office if it presents any actual or apparent conflict of interest with the Firm’s business activities.

Disclosure of Political Contributions by New Hires

Any potential new hire is required to disclose all political contributions for the two-year period prior to the date of employment. Political contributions made by such person during the two-year period prior to the date of employment will be attributed to BGA unless otherwise determined by the Chief Compliance Officer.

New Supervised Persons must submit a New Hire Political Contribution Reporting Form upon being hired by the Firm, disclosing any political contributions made during the two (2) years prior to employment by the BGA.

IV.	PERSONAL TRADING POLICIES AND REPORTING

A.	Reporting of Personal Securities Transactions and Holdings

Subject to any exemptions as cited in the policies, all Access Persons for all Reportable Securities must provide the following reports and confirmations. The Firm considers all of its Supervised Persons to be Access Persons.

Initial Holdings Report

Within ten (10) days after a person becomes an Access Person, such person must submit <via email or CAlpha> to the Chief Compliance Officer a completed “Initial Holdings Report” attached to this document as Appendix B that lists all personal investment accounts with holdings of Reportable Securities, other than Exempt Securities, in which such Access Person has a Beneficial Interest and for personal investment accounts of immediate family members (spouse, child or parents) who lives in the Access Person’s household and any Person with an investment account over which an Access Person has investment control, influence or discretion. The information contained in this report must be current as of a date no more than 45 days prior to the date the report is submitted.

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Typically, the types of personal investment accounts that hold Reportable Securities and need to be reported to the Chief Compliance Officer include, but not limited to, the following:

•	Individual and joint brokerage accounts.
•	Certain trust accounts where the Access Person is the trustee and duly authorized to control assets for investment or is a beneficiary of the trust.
•	Closed end mutual fund accounts (closed-end mutual funds are required to be reported only). Open-end mutual funds do not need to be reported.
•	Third-party discretionary managed or brokerage accounts.
•	Retirement accounts (e.g., IRAs) - where the Access Person invests in Reportable Securities

Typically, the types of personal investment accounts that do not hold reportable securities and are not reported to the Chief Compliance Officer include, but are not limited to, the following:

•	Open-end mutual fund accounts – where only open-end mutual funds are invested.
•	401K plans not holding any Reportable Securities
•	Commodities and future accounts
•	Automatic reinvestment plans
•	Money market accounts, funds, and instruments
•	Bank checking and savings accounts.
•	Account holdings other than Exempt Securities as defined in this policy.

Annual Holdings Reports

On an annual basis and within 45 days from BGA’s fiscal year-end, each Access Person must a submit <via email or CAlpha> a completed “Annual Holdings Report” attached to this document as Appendix C to the Chief Compliance Officer or a designee. Access Persons must list and confirm that they have reported all personal investment accounts and their annual holdings of all Reportable Securities, other than Exempt Securities, in which such Access Person has a Beneficial Interest and for those personal investment accounts of immediate family members (spouse, child or parents) who lives in the Access Person’s household and any Person with an investment account over which an Access Person has investment control or discretion.

Quarterly Securities Transaction Reporting

On a quarterly basis, Access Persons must submit <via email or CAlpha) a completed “Quarterly Report on Personal Securities Transactions” attached to this document as Appendix D and duplicate broker-dealer brokerage or other financial institution account statements or an equivalent document (e.g. EXCEL Spreadsheets) which must be received by the Chief Compliance Officer or a designee no later than thirty (30) days after the end of each calendar quarter. Access Persons are reminded that they must also report transactions by members of their immediate family including spouse, children and other members of the household and any Person with an investment account over which an Access Person has investment authority, control, influence, or discretion.

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Such duplicate personal investment account statements or equivalent document must reflect the securities trading and holdings activity involving the person’s Beneficial Interests in Reportable Securities held in any of their accounts and for personal investment accounts of immediate family (spouse, child or parents) who lives in the Access Person’s household and any Person with an investment account over which an Access Person has investment control or discretion.§§

Accuracy of Information and Updates to Personal Investment Accounts

Each Access Person must promptly notify the Chief Compliance Officer or a designee <via email or CAlpha> of any changes occurring after the submission of the required personal investment accounts, including the opening, closing, or moving of a personal investment account. The information to be sent to the Chief Compliance Officer or a designee must include the name (beneficial owner) on the personal investment account, type of account (joint, IRA, third party managed account, etc.), account number, date opened and name of the broker dealer or other financial institution.

Exempted Transactions/Investments

The personal investment account reporting requirements as stated in this policy shall not apply to:

•	Purchases or sales affected in any personal investment account over which the Access Person has no direct or indirect influence or control over transactions outside of the Access Person’s immediate family members in the same household.

•	Purchases or sales which are non-volitional on the part of the Access Person (e.g., receipt of gifts).

•	Purchases affected the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•	Purchases and sales of investments that are Exempt Securities.

§§ Securities transactions must reflect Trade date / Buy or Sell / Quantity / Security Name / Account Name / Account Number / Name of Broker Dealer (Custodian) / Investment Manager (if applicable). Security holdings must reflect: As of Date / Security Name / Security Type / No. of Shares / Price / Principal Amount / Broker Dealer (Custodian) / Account Name / Account Number

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B.	Personal Trading Policy

Access Persons shall not engage in any act, practice or course of business that would violate the provisions of the Advisers Act or engage in conduct inconsistent with this Code of Ethics regarding any personal investment activity. Personal trading should not conflict with the securities traded by Clients, distract an Access Person’s responsibilities or in any way compromise the interests of the Firm or its Clients. All Access Persons are subject to these policies regardless of the purpose of their personal trading account and violations of these policies could subject the Access Person to breaking trades by selling or closing out a security position at the risk of a monetary loss or disgorgement of profits on any personal trade to a charitable organization of his/her choice. In addition, whenever a personal trade is unclear in relation to these policies, Access Persons are encouraged to consult with the Chief Compliance Officer prior to executing the personal trade.

C.	Pre-Clearance of Private Securities Transactions (Private Placements) and IPOs

Access Person must obtain pre-clearance <via email or CAlpha> from the Chief Compliance Officer for any purchases or sales of any Beneficial Interests in Securities offered through a private placement including private securities transaction investments in limited liability companies or limited partnerships or participation in initial public offerings. If the Access Person is unsure whether a security investment requires pre-clearance, then the Access Person has a duty to consult with the Chief Compliance Officer prior to the execution of the personal securities transaction.

Compliance with this pre-clearance requirement is separate from and in addition to the Access Person’s duty to refrain from trading based on the possession of any material, non-public information, and non-public proprietary information (see Insider Trading Policy below) or any personal trading of Reportable Securities that could conflict with Client investments. Trading decisions and portfolio holdings of Clients may be considered material non-public information until publicly disclosed. Even if an individual has pre-cleared a transaction as required by this Code, each such person acknowledges that the transaction does not otherwise violate the Code and acknowledges that the transaction may be subject to further review by the Chief Compliance Officer.

D.	Restricted List Policy

BGA retains a “Restricted List” of issuers about which a determination has been made to prohibit Supervised Persons trading activity. Supervised Persons may not engage in securities transactions involving companies (issuers) on the Restricted List unless a request is made for approval by the Chief Compliance Officer. The Restricted List is made available to all Supervised Persons and not just Access Persons and any personal securities transactions for companies on the Restricted List must be reported to the Chief Compliance Officer.

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All Supervised Persons also receive a copy of an updated Restricted List via email, including any additions thereto. Supervised Persons must therefore check the Restricted List before engaging in any personal securities transactions.

Maintenance and Updates to the Restricted List

The Chief Compliance Officer or a designee, maintains and updates the firm’s Restricted List. Access Persons who become aware of any of the circumstances set forth in this policy or who, for any other reason, believe a company, security or issuer should be added to the Restricted List must promptly notify the Chief Compliance Officer, or a designee, to ensure that the Restricted List is updated.

Companies (issuers) will be removed from the Restricted List at the discretion of the Chief Compliance Officer in consultation with other personnel as applicable, typically when information involved has been made public or is no longer considered material, or when a confidential agreement relating to such company has expired. Access Persons should contact the Chief Compliance Officer whenever they believe that information concerning a Restricted List company (issuer) is made public or is no longer material.

The names of companies could be placed on the Restricted List for many reasons, including:

•	BGA becomes bound by a fiduciary obligation or other duty (for example, because the Supervised Person has become a board member, director or officer of a portfolio company, or other company). To minimize the risk of improper transactions, all public companies in which BGA or a Fund owns stock or controls one or more board seats, and all the publicly traded affiliates of such companies, will be placed on the Restricted List.*** †††

*** Based on the discretion of the Chief Compliance Officer, the names of the private companies or funds invested in a Client Portfolio may not need to be included on the Restricted List. It should be noted that all personal private securities transactions by Supervised Persons must be approved by the Chief Compliance Officer; therefore, any personal investment in the private securities in the portfolio companies on the Restricted List must be approved by the Chief Compliance Officer.

††† Event-specific Blackout Periods.  From time to time, an event may occur that is material to the company and is known by only a few directors or executives.  So long as the event remains material and nonpublic, directors, executive officers, and such other persons as are designated by the Chief Compliance Officer may not trade in the company’s securities.  The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout.  If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Compliance Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout.  Any person made aware of the existence of an event- specific blackout should not disclose the existence of the blackout to any other person.  The failure of the Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

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•	BGA becomes notified of a pending sale or joint venture transaction with a public company.

•	BGA becomes notified that a private company owned by Clients will file for an IPO.‡‡‡

•	A Supervised Person becomes aware of material, non-public information for any reason about a security or issuer.

•	BGA has entered into a confidentiality agreement with a private or public company that may require the private or public company to be placed on the Restricted List subject to the terms of the agreement.

•	Other situations as deemed by the Chief Compliance Officer

Protection of the Restricted List

Supervised Persons do have access to the Restricted List and other propriety information that is maintained on BGA’s dedicated server that is inaccessible, and password protected from non-employees (outsiders) who are not involved in BGA’s investment advisory businesses. As a general matter, Supervised Persons must not specifically discuss portfolio investments, holdings, specific companies, and companies on the Restricted List with anyone outside of the firm unless there is a clear business purpose and as approved by the Chief Compliance Officer. BGA should also limit their disclosure of proprietary and market-sensitive information involving the companies on the Restricted List to only persons who have a valid business reason and “need to know” such information.

E.	Persons Serving as Board Directors and Officers / Outside Directors

Supervised Persons of BGA that will serve as a Director, Officer or in an advisory role of other public or private companies including portfolio companies or their affiliates invested by Clients must receive pre-clearance from the Chief Compliance Officer who will review potential conflicts of interest and disclosures prior to becoming a Director, Officer or advisor of that company. The Chief Compliance Officer will include the name of the company on the Restricted List, if applicable.

‡‡‡ Quarterly Blackout Periods.  A company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the company’s securities.  Therefore, to avoid even the appearance of trading while aware of material nonpublic information, Supervised Persons who are or may be expected to be aware of the company’s quarterly financial results generally will not be pre-cleared to trade in the company’s securities during the period beginning two weeks prior to the end of the company’s fiscal quarter and ending 48 hours following the company’s issuance of its quarterly or annual earnings release, analyst conference call or the filing of the company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Securities and Exchange Commission. Upon request, the Chief Compliance Officer will provide all Supervised Persons who are subject to these quarterly blackout periods with notice of the beginning and ending of such blackout period.

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Directors of BGA, who are not employees or officers of BGA, are referred to as “Outside Directors.” Typically, BGA does not engage Outside Directors. If BGA does engage Outside Directors, the Outside Director will not be given access to nonpublic information regarding any Client purchase or sale of securities and are not involved in making securities recommendations to Clients nor do they have access to such recommendations that are nonpublic. As a result, as far as the above conditions are true and the Outside Directors do not know or should not have known of any such information, Outside Directors are not subject to the reporting requirements specified in the personal trading and reporting policy.

V.	POLICY TO PREVENT THE MISUSE OF NON-PUBLIC OR INSIDE INFORMATION

It is unlawful to engage in “Insider Trading.” This means, in general, that no “insider” may (i) purchase or sell a security based on material, non-public information or (ii) communicate material, non-public information about a company to another person where the communication leads to, or is intended to lead to, a purchase or sale of securities of such company. Compliance procedures regarding the use of inside information by Supervised Persons are described below.

A.	Insider Trading Defined

The term “Insider Trading” is used to refer to (i) a person’s use of material, non-public information regarding transactions in securities and (ii) certain communications of material, non-public information. The laws concerning Insider Trading prohibit:

•	the purchase or sale of securities by an insider, based on material, non-public information.

•	the purchase or sale of securities by a non-insider, based on material, non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	The communication of material, non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities. This is known as “tipping,” which is a violation of the insider trading laws, even if the “tipper” did not personally benefit.

Who Is an Insider?

The concept of “insider” is broad. It includes officers, directors, partners, employees and controlling shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers, and the employees of such organizations. For a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information will keep the information confidential and the relationship between the entity and the person must at least imply such a duty.

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What Is Material Information?

Trading based on inside information is not a basis for liability unless the information is “material.” Material information is defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but not limited to dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business; it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable.

What Is Non-public Information?

Information is non-public unless it has been effectively communicated to the marketplace. For information to be considered public, one must be able to point out some facts to show that the information has been disseminated to the public. For example, information found in a report filed with the SEC or appearing on CNBC, Dow Jones, Reuters, the Wall Street Journal, or another publication of general circulation is considered public. Information remains non-public until a reasonable time elapses after it is disseminated. While no specific rule exists, trading 24 hours after the public dissemination of information would not be prohibited (though the wait period may be shorter when a press release is involved). Market rumors are not considered public information.

What Is “Trading Based On” Material Non-public Information?

A purchase or sale of a security is made “based on” material non-public information about that security or issuer if the person making the purchase or sale was aware of the material non-public information when the person made the purchase or sale.

B.	Penalties for Insider Trading

Penalties for trading on or communicating material, non-public information is severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some, or all the penalties if he or she does not personally benefit from the violation. Penalties include civil injunctions, disgorgement of profits, jail sentences, and substantial fines.

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In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by BGA, including dismissal of the people involved.

C.	Policies and Procedures to Prevent Insider Trading

BGA expects that each of its Supervised Persons will obey the law and not trade based on material, non-public information. In addition, BGA discourages its Supervised Persons from seeking or knowingly obtaining material, non-public information, except in the normal course of their duties for BGA.

If any Supervised Person receives any information which may constitute material, non-public information whether as an employee of BGA or personally, the Supervised Person (i) must not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities, for a personal investment account utilizing or on the basis of such information, (ii) must not communicate such information to any other person, including family members and friends (other than the Chief Compliance Officer) and (iii) must promptly discuss such information with the Chief Compliance Officer.

VI.	CODE OF ETHICS ADMINISTRATION, TRAINING AND REVIEWS

A.	Administration of the Code and Monitoring

The Chief Compliance Officer administers this Code. Access Persons’ personal investment account statements, where applicable, are reviewed by the Chief Compliance Officer or a designee and compared to any public or private securities transactions entered by BGA for their Clients and the Firm’s Restricted List, as necessary. Any transactions, which are identified as being a potential violation of the Code, will be promptly reported to the Access Person. Access Persons’ personal trades may be cancelled or reversed when necessary to affect this policy, and any profits that result from the reversal will be given to a charity of their choice.

Upon the determination of violations of this Code by a Supervised Person has occurred, the Chief Compliance Officer may consult with the Principal Officers who may impose sanctions or remedial actions as deemed appropriate, which may include issuing a letter of education, suspending or limiting personal trading privileges, disgorgement of profits and suspension or termination of employment, and/or informing regulators if the situation warrants.

Each Supervised Person must do his or her part in maintaining the Code by prompt disclosure to the Chief Compliance Officer of any situation that could develop into a violation of this Code. The identity of any Supervised Person reporting a violation of this Code will be fully maintained in confidence where possible.

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B.	Code of Ethics Training

On an annual basis, the Chief Compliance Officer will provide formal training to all Supervised Persons regarding various topics of this Code. Additionally, each new Employee undergoes a compliance orientation training within 10 days once the Employee has started employment with the firm.

C.	Annual Reviews

The Chief Compliance Officer will review the adequacy of the Code and the effectiveness of its implementation at least annually and make recommendations for updating because of any changes in the regulations or changes in procedures. On an annual basis, the Chief Compliance Officer will provide a written report as part of the Rule 206(4)-7 annual compliance review summarizing:

•	Compliance with the Code for the period under review.
•	Violations of the Code for the period under review.
•	Sanctions imposed under the Code during the period under review; and
•	Changes in policies and procedures recommended for the Code.

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Appendix A

Buttonwood Group Advisors LLC

CODE OF ETHICS

EMPLOYEE (SUPERVISED PERSON) ACKNOWLEDGEMENT FORM

I acknowledge that I have received the most recent version of Buttonwood Group Advisors LLC Code of Ethics (“Code of Ethics”). I have read and understand the relevant Code of Ethics policies and procedures. If I had any questions concerning the Code of Ethics described and my responsibilities under those policies and procedures, I have raised them with the Chief Compliance Officer and received satisfactory answers to my questions.

I understand that every employee that becomes the subject of a regulatory investigation, disciplinary enforcement action or litigation, or served with a subpoena, or becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority must immediately inform the Chief Compliance Officer and cooperate fully with Buttonwood Group Advisors LLC on all matters.

I understand that any violation(s) of the Code of Ethics set forth is grounds for immediate disciplinary action, which may include termination of employment, and may constitute a violation of applicable federal, state, and local laws and regulations. I certify that I have complied with, and/or affirm that I will comply and/or continue to comply with, this Code of Ethics.

Signature :

Print Name :

Date :

Appendix B

INITIAL HOLDINGS REPORT

Access Person Name: [ ]	Submission Date: [ ]

To:	Chief Compliance Officer, Buttonwood Group Advisors LLC

As of [                        ], a date which is within 45 calendar days of the Submission Date reflected above, I have a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to Buttonwood Group Advisors LLC Code of Ethics:

Title and Type of Security, including CUSIP/Ticker	Number of Shares	Principal Amount

In lieu of completing the above chart, you may attach the most recent personal investment account (brokerage) statement to this document and complete the personal account information below. This report excludes transactions in Exempt Securities.§§§

Account Holder Name	Account #	Brokerage Firm	Date Acct Opened

I also confirm that, as an Access Person, I will provide all brokerage accounts and holdings reports for all Household Members as defined in the Code of Ethics.

Signature:

Print Name:

§§§ “Exempt Security” means (i) Direct obligations of the United States Government and securities issued by United States Government agencies; (ii) Shares issued by open-ended registered investment companies, commonly known as mutual funds, including money market funds but excluding exchange-traded funds, or shares issued by unit investment trusts that invest exclusively in such mutual funds; (iii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (v) Securities acquired as part of an automatic dividend reinvestment plan (commonly referred to as “DRIPs”),

Appendix C

ANNUAL HOLDINGS REPORT

Access Person Name: [ ]	Year End: [ ]

To:	Chief Compliance Officer, Buttonwood Group Advisors LLC

As of [                        ], a date which is within 45 calendar days of the Year End Date reflected above, I had a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported on an annual basis pursuant to Buttonwood Group Advisors LLC Code of Ethics:

Title and Type of Security, including CUSIP/Ticker	Number of Shares	Principal Amount

In lieu of completing the above chart, you may attach the most recent personal investment account (brokerage) statement to this document and complete the personal account information below. This report excludes transactions in Exempt Securities.****

Account Holder Name	Account #	Brokerage Firm	Date Acct Opened

I also confirm that, as an Access Person, I have provided all brokerage accounts and holdings reports for all Household Members as defined in the Code of Ethics.

Signature: _____________________ Print Name: ___________________

**** “Exempt Security” means (i) Direct obligations of the United States Government and securities issued by United States Government agencies; (ii) Shares issued by open-ended registered investment companies, commonly known as mutual funds, including money market funds but excluding exchange-traded funds, or shares issued by unit investment trusts that invest exclusively in such mutual funds; (iii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (v) Securities acquired as part of an automatic dividend reinvestment plan (commonly referred to as “DRIPs”).

Appendix D

QUARTERLY REPORT ON PERSONAL SECURITIES TRANSACTIONS

To: Chief Compliance Officer, Buttonwood Group Advisors LLC

Access Person Name: ________________________________ (Please Print)

NOTE: IN LIEU OF INSERTING TRANSACTIONS ON THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

During the quarter ending _______________, I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following Reportable Securities (Use additional sheet(s), if necessary)

Date of Transaction	Security Title*	Type of Transaction (Purchase/Sale/ Other)	Type of Security	Ticker/ CUSIP	# of Shares	Principal Amount	Price	Name of Broker-Dealer

Please also check all boxes as applicable:

______During the above period, I have not purchased or sold any Reportable Securities in which I have direct or indirect Beneficial Ownership.

______During the above period, I have disclosed to the Company any new accounts opened in which I have direct or indirect Beneficial Ownership.

______I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify the Chief Compliance Officer if I obtain Beneficial Ownership in any account, so long as I am an Access Person of BGA.

Signed: _________________________________ Date: _________________________________

Report reviewed by: ________________________ Date: ________________________________